EXHIBIT 3.11



CT-07
F000804000290

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             THE VIOLA GROUP, INC.

               UNDER SECTION 607 OF THE BUSINESS CORPORATION LAW


TIME STAMP:
STATE OF NEW YORK
DEPARTMENT OF STATE
FILED AUG 04 2000
TAX $ 390.00
BY:  JAH
NEW YORK

HOLLAND & KNIGHT LLP
2100 PENNSYLVANIA AVENUE, N.W.
WASHINGTON, DC  20037


DRAWDOWN
000804000301
F000804000290

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             THE VIOLA GROUP, INC.
               Under Section 807 of the Business Corporation law

The undersigned, the duly elected President of The Viola Group, Inc. (the "Corporation"), in order to amend and restate the Certificate of Incorporation of the Corporation pursuant to the provisions of Section 807 of the New York Business Corporation law, does hereby certify as follows:

FIRST:  The name of the corporation is The Viola Group, Inc.

SECOND: The certificate of incorporation was originally filed with the Department of State on October 14, 1982.

THIRD: Through a Written Consent in Lieu of Special Meeting of the Board of Directors in accordance with Sections 708, 803 and 807 of the New York Business Corporation Law, the said Board adopted resolutions setting forth the proposed amendments and the restatement of the Corporation's Certificate of Incorporation, declaring their advisability, and directing that the proposed amendments and a Restated Certificate of Incorporation containing such amendments be submitted to the Corporation's stockholders for a vote at a special meeting of the stockholders.

FOURTH: In accordance with the provisions of Section 807 of the New York Business Corporation Law, the proposed amendments and the following Restated Certificate of Incorporation have been approved by the holders of a majority of the Corporation's outstanding shares entitled to vote thereon at a meeting of shareholders.

FIFTH: The amendments adopted the Restated Certificate of Incorporation approved and stated herein shall become effective upon filing by the New York Department of State in accordance with Section 807 of the New York Business Corporation Law.

SIXTH: The Restated Certificate of Incorporation amends the Corporation's Certificate of Incorporation in the following respects:

a. The number of authorized shares of capital stock of the Corporation is increased from two million (2,000,000) shares of common stock, par value $.01 to eighty million (80,000,000) shares, par value, $.01, seventy-five million (75,000,000) of which are common stock and five million (5,000,000) of which are preferred stock, as to which the Corporation's Board of Directors is authorized to set the designations and the relative tights and preferences.

b       All preemptive rights of a shareholder to acquire the Corporation's unissued shares or other securities are abolished; and

c. Except as to the election of directors, who shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in such election at a meeting of shareholders, any corporate action required or permitted by law to be submitted to shareholders at a meeting of shareholders shall be authorized by a majority of the votes cast in favor thereof by the holders of shares entitled to vote thereon present in person or by proxy; and

d. The taking of corporate action by the written consent of those shareholder having at least the minimum votes necessary to authorize such action is authorized, in lieu of requiring a meeting of shareholders, in accordance with Section 615 of the General Business Law.

e. The address to which process against the corporation may be served has been changed.

f.      The registered agent has been designated.

SEVENTH:        The Corporation's Certificate of Incorporation, shall be and is amended and restated as follows:

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             THE VIOLA GROUP, INC.


FIRST:  The name of the corporation is The Viola Group, Inc. (the
"Corporation").

SECOND: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law provided that the corporation is not formed to engage in any activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD: The office of the Corporation is located in the County of New York, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is eighty million (80,000,000) shares of which seventy-five million shares shall be common stock, par value, $.01 and five million (5,000,000) shares shall be preferred stock, par value $.01.

The relative rights, preferences and limitations of the shares of each class are as follows:

Common Stock

The shares of Common Stock shall be alike and equal in all respects and shall have one vote for each share. After the requirements with respect to preferential dividends, if any, on the Preferred Stock shall have been met, then, and not otherwise, dividends payable in cash or to any other medium may be declared and paid on the shares of Common Stock. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to number of shares of Common Stock held by them respectively.

Preferred Stock

The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock are as follows:

The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board (authority to do so being hereby expressly vested in the Board) and such resolution or resolutions shall also set forth, with respect to each such series of Preferred Stock, the following:

(1) The distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

(2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

(3) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights; including securities of any other corporation, payable in case of redemption;

(4) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(5) The rights to which the holders of the shares of that series shall be entitled to the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(6) Whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange, including the rate of conversion or exchange; the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable and at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

(7) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

(9) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of New York.

FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the corporation may be served. The address to which the Secretary of State shall mail a copy of any such process served upon him is 1653 Haught Avenue, Bronx, New York 10461-1503.

SIXTH: The name and address of the registered agent which is the agent of the Corporation upon whom process against it may be served, is Mr. Arthur D. Viola, 1653 Haight Avenue, Bronx, New York 10461-1503.

SEVENTH:  The Corporation may, to the fullest extent permitted by Sections
722, 723, 724, 725 and 726 of the New York Business Corporation Law, as the same may be amended and supplemented, indemnity any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: No directors of the Corporation shall have personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his act violated Section 719 of the New York Business Corporation Law. No amendment to repeal this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the New York Business Corporation Law is amended hereafter to expand or limit liability of a directors, then the liability of a director of the Corporation shall be expanded to the extent required or limited to the extent permitted by New York law.

NINTH. Meetings of the Stockholders may be held within or without the State of New York as the By-laws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside of the State of New York at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws:

TENTH: No Stockholder shall be entitled to preemptive rights to purchase shares or other securities of the Corporation.

ELEVENTH: Except as to the election of directors, who shall be elected by a plurality of the votes cast by the holders of share entitled to vote in such election at a meeting of shareholders, any corporate action required or permitted by law to be submitted to shareholders at a meeting of shareholders shall be authorized by a majority of votes cast by the holders of shares entitled to vote thereon present in person or by proxy, and

 TWELFTH: The taking of corporate action by the written consent of those shareholders having at least the minimum votes necessary to authorize such action is authorized, in lieu of requiring a meeting of shareholders, in accordance with Section 615 of the General Business Law.

In the event that any of the provisions of this Amended and Restated
Certificate of Incorporation (including any provision within a single section, paragraph or sentence ) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

                                              THE VIOLA GROUP, INC.
                                              By:     /s/ Arthur D. Viola
                                              --------------------------
                                              Arthur D. Viola, President



(CORPORATE SEAL)



Arthur D. Viola
Arthur D. Viola, Secretary



FCH1 #37359 v3